EXHIBIT 10.48
[CITIZENS REPUBLIC BANCORP, INC. LETTERHEAD]
January 22, 2009
Cathleen H. Nash
[ADDRESS OMITTED]
Dear Cathy:
     I am pleased to confirm the terms of your new position as President and Chief Executive Officer of Citizens Republic Bancorp, Inc. (the “Company”), effective February 1, 2009 (the “Effective Date”).
     Position and Duties: You will serve as the President and Chief Executive Officer of the Company, with the authority, power, duties and responsibilities as are commensurate with the positions and customarily exercised by a person holding the positions. You will report directly to and be responsible to the Board of Directors of the Company (the “Board”). The Board also agrees to appoint or cause you to be appointed as (i) a member of the Board as a Class 3 Director, and (ii) a member of the Board of Directors and President and Chief Executive Officer of Citizens Bank, a wholly-owned subsidiary of the Company. Outside of the compensation described below, you will not receive additional compensation for your duties on the Board or with Citizens Bank.
     Annual Base Salary: Your annual base salary will be $600,000, payable in arrears in accordance with the Company’s payroll practices for the Leadership Group (but no less frequently than monthly). Your compensation (base salary as well as the annual and long-term incentives described below) will be reviewed annually by the Company’s Compensation and Human Resources Committee (the “Committee), with adjustments recommended to the full Board for approval.
     Annual Incentives: You will be eligible to participate in the Company’s Management Incentive Plan (the “MIP”) to the extent that annual MIP awards are granted. The Leadership Group will not be receiving 2009 annual MIP awards.
     Long-Term Incentives: You will be eligible for long-term incentive awards under the Citizens Banking Corporation Stock Compensation Plan (the “Stock Compensation Plan”). Your 2009 long-term incentive award will consist of 100,000 restricted stock units and $300,000 of deferred cash compensation if all of the performance targets are achieved. The specific terms of your 2009 long-term incentive award will be set by the Compensation Committee.
     Employee Benefits and Perquisites: You will be eligible for the same 401(k) employer match, paid time-off, life insurance, medical, dental and vision benefits, as well as such other welfare plan and fringe benefits as are provided to the other members of the Leadership Group.
     Severance: In the event of your termination by the Company without cause that is not in connection with a change in control, you will be entitled to two years of base salary continuation at the level of your base salary in effect at the time of your termination, plus outplacement services that are commensurate with outplacement services provided to other members of the

Leadership Group. In the event your employment is terminated due to a change in control, your severance benefits will be provided in accordance with your existing change in control agreement dated February 26, 2008, as amended pursuant to the requirements of the Emergency Economic Stabilization Act (“TARP”).
     Upon an involuntary termination of employment, your incentive awards and equity grants will vest in accordance with the terms of the individual grant agreements or your change in control agreement, as applicable. Severance compensation in both the change in control and non-change in control contexts is subject to any applicable restrictions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and TARP. In particular, if you are a “specified employee” (as defined under Code Section 409A) at the time of your employment termination, some or all of your compensation may be suspended for six months, at which time, the suspended payments will be aggregated and paid to you in a lump sum, with interest at the applicable Federal rate.
     Death or Disability: In the event that your employment is terminated in connection with death or disability, you are eligible for the same benefits as are provided to the other members of the Leadership Group.
     At-Will Employment: Your employment with the Company will continue on an “at-will” basis and is not subject to a designated term. You may terminate your employment at any time, and the Board, in its sole discretion, may terminate your employment at any time.
     Arbitration: Any and all disputes, controversies or claims arising out of or in connection with or relating to this letter (other than disputes or claims arising out of or relating to the confidentiality provisions and restrictive covenants described below) will be fully and finally resolved pursuant to binding arbitration conducted by the American Arbitration Association (the “AAA”) in the State of Michigan pursuant to the Voluntary Labor Arbitration Rules then in effect (or at any other place or under any other form of arbitration mutually acceptable to the parties involved). By accepting the terms of this letter, you knowingly agree to arbitrate with the Company in a proceeding with regard to all issues and disputes (except those excluded above) and to permit pre-hearing discovery in the time and manner provided by the Federal Rules of Civil Procedure then in effect. The mutual agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. Notice of a demand for arbitration will be filed in writing with both the other party and the AAA. Any demand for arbitration will be made within a reasonable time after the claim, dispute, or other matter in question arose (or when the party asserting the claim reasonably should have been aware of the same), but in no event later than the applicable Michigan or Federal statute of limitations. The arbitrator will not have the power to add to, subtract from, or alter the terms of this letter and will render a written decision setting forth findings and conclusions only as to the claims or disputes at issue. Any award by the arbitrator will be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court having jurisdiction for the forum.
     All reasonable expenses of the arbitration process will be borne by the Company. The Company will reimburse you for reasonable legal fees and expenses you incur within 10 days following the Company’s receipt of your invoice. However, within 10 days of the arbitrator’s decision, you will be required to reimburse the Company for any legal fees and expenses it previously reimbursed on your behalf if the arbitrator determines that your claim was frivolous or brought in bad faith. It is not intended that you waive the attorney client privilege with respect to the timing of invoice submissions. To comply with Code Section 409A, no reimbursements will be made by the Company later than the end of the calendar year following the calendar year in which your fees and expenses were incurred; provided that you will have submitted an invoice for such fees at least 10 days before the end of the calendar year following the calendar year in which the fees and expenses were incurred. The amount of any legal fees and expenses that the Company is obligated to pay on your behalf in any given calendar year will not affect the legal fees and expenses that the Company is obligated to pay on your behalf in any other calendar year, and your right to reimbursement from the Company will not be liquidated in exchange for any other benefit.
     Amendment: The terms of this letter may not be amended or modified except in writing by the parties hereto or their legal representatives. If benefits or payments under this letter must be reduced to comply with Code Section 409A or TARP, the Company will consult with you to modify the letter in the least restrictive manner necessary to comply with such restrictions.
     Taxes: The Company may withhold from any amounts payable to you in the course of your employment to comply with applicable Federal, State, local or foreign taxes.
     Confidentiality/Restrictive Covenants: As consideration for the compensation provided herein, you agree to comply with and be bound by the following confidentiality provisions and restrictive covenants:
     Upon your termination of employment for any reason, you will promptly return to the Company any property belonging to the Company, and you also will return all writings, files, records, correspondence, notebooks, notes and other documents (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or it affiliated entities or containing any trade secrets relating to the Company or its affiliated entities, except personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” means the definition then in effect under the Uniform Trade Secrets Act. Upon termination of employment you agree to represent in writing to the Company that you have complied with the foregoing provisions.
     You and the Company each agree that, following your termination of employment, neither you, nor the Company, including its executive officers and directors, will make any public statements that materially disparage the other party. Notwithstanding the foregoing, nothing will prohibit either party from making truthful statements when required by a government agency, order of a court or other governmental or regulatory body having jurisdiction, or to your own counsel if necessary.
     You agree that, during your employment with the Company and at all times thereafter, you will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated entities, and their respective businesses, which you have obtained during your employment with the Company or during any consultation with the Company after your termination of employment, and which is not public knowledge (other than by your acts or acts on your behalf in violation of this letter). Except in the good faith performance of your duties for the Company, you will not, without the prior written consent of the Company or as otherwise may be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company.

     For the two-year period following your termination of employment with the Company, you will not solicit any individual who is, on the date of your employment termination, employed by the Company or its affiliated entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliated entities, and you will not initiate discussion with any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of your employer.
     You agree that, while employed by the Company and during the two-year period thereafter, you will not engage in Competition (as defined below). You will be deemed to be engaging in “Competition” if you directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of or are connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any business engaged in the financial services business (a “Competing Business”) in any state in which the Company or its affiliated entities as of the date of your employment termination operates a commercial banking or other material financial services business that is a material part of such business and is in material competition with the business conducted by the Company or its affiliated entities at the time of your employment termination. You will not be deemed to be engaging in Competition under the circumstances described in the foregoing sentence if you (i) do not own or control the Competing Business, (ii) do not serve as a director or consultant to the Competing Business, and (iii) do not have any management or operational responsibility for the Competing Business in any state in which the Company or its affiliated entities operates a material business as of the date of your employment termination. Your ownership for personal investment purposes of less than 2% of the voting stock of any publicly held corporation will not constitute a violation of this paragraph.
     You acknowledge that the Company would be irreparably injured by a violation of these confidentiality provisions and restricted covenants and agree that the Company, in addition to any other remedies available to it for such breach or threatened breach, will be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of the restricted covenants. If a bond is required to be posted for the Company to secure an injunction or other equitable remedy, the parties agree that the bond need not be more than a nominal sum. In no event will an asserted violation of the provisions of the confidentiality provisions and restricted covenants constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.
     Entire Agreement: This letter represents the entire terms of your at-will employment with the Company and expressly supersedes and cancels any prior oral or written agreements regarding the subject matter, except as otherwise specifically stated herein.
     Governing Law: The terms of this letter will be governed by, and construed in accordance with, the laws of the State of Michigan without regard to conflict of laws provisions of any State.
     Congratulations on your appointment. We look forward to working with you as Chief Executive Officer.

Sincerely,

/s/ Benjamin W. Laird
Chairman of the Compensation and
Human Resources Committee

TERMS ACCEPTED:
/s/ Cathleen H. Nash
Cathleen H. Nash
Dated: January 22, 2009